AMEX: HRT
FOR IMMEDIATE RELEASE	Contact: David A. Garrison
Website: http://www.arthrt.com	(978) 345-5000
February 25, 2004

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
DECLARES CASH DIVIDEND

Fitchburg, MA

        Arrhythmia Research Technology, Inc. (the “Company”) announced that its Board of Directors approved the payment of a dividend of $.05 per share to holders of record on March 10, 2004, payable on March 24, 2004.

        James E. Rouse, President and CEO, stated “The Board of Directors of the Company declared a $.05 dividend will be paid to our shareholders as a result of record earnings achieved in 2003.”

        Any future declarations by the Board of Directors will be at its discretion and, will depend upon a number of factors, including future operating results, and other investment and acquisition opportunities.

        The Company, through Micron, produces silver plated and conductive resin sensors as a component part of disposable ECG electrodes. The Company also produces proprietary signal-averaging electrocardiographic (SAECG) software used in the detection and treatment of potentially lethal heart arrhythmias and distributes metal snaps to its sensor customers.

        Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks and an inability to arrange additional debt or equity financing. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002.